Exhibit 5

500 Woodward Avenue, 33rd Floor
Detroit, Michigan 48226
(313) 222-6292

July 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	COMERICA INCORPORATED – REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am Vice President, Assistant Secretary and Corporate Counsel to Comerica Incorporated, a Delaware corporation (the “Corporation”). This opinion is being rendered with respect to the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the “Act”), as amended, 500,000 shares of Common Stock, $5.00 par value, of the Corporation (the “Securities”). The Securities are to be issued under the Comerica Incorporated Incentive Plan for Non-Employee Directors (the “Plan”).

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, I advise you that, in my opinion:

The Securities have been duly authorized and, when issued in accordance with the terms of the Plan and when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nicole V. Gersch
Nicole V. Gersch, Esquire
Vice President,
  Assistant Secretary and
  Corporate Counsel
Comerica Incorporated